3DIcon Partners with SCHOTT Defense on Next-Generation 3D Display Technologies

TULSA, Okla.—March 13, 2014—3DIcon Corporation (OTCQB: TDCP), a developer of three-dimensional projection display technologies, today announced that it has entered into a Joint Development Agreement (JDA) with SCHOTT Defense, a federally focused subsidiary of SCHOTT North America, Inc. (“SCHOTT”). The agreement encompasses both joint business development and joint technology development activities.

3DIcon’s CSpace® technology represents the next generation of 3D display technologies, producing high-resolution, full-color, true 3D images. This display does not require special viewing aids or 3D converting eyeglasses, does not cause viewer fatigue during prolonged use, and is capable of producing translucent images for viewing inside images. This technology goes beyond the capabilities of current display methodologies and its application can have a significant impact in federal government use, such as air traffic control, cargo screening, tactical situational awareness, geospatial exploration, medical diagnostic displays, and in sensitive intelligence applications. Leveraging SCHOTT Defense’s long-time reputation as a leader in delivering high-quality equipment to the federal government, 3DIcon will be able to introduce the CSpace® technology solution to the entire gamut of government requirements and mission needs.

3DIcon’s patented CSpace® volumetric 3D display technology, along with SCHOTT’s specialty glass and optics technologies, intellectual property, and expertise in delivering quality equipment to the federal government, positions the team to develop state-of-the-art displays across the entire spectrum of U.S. government needs. 3DIcon, with SCHOTT Defense, is executing its strategic vision to build a comprehensive interdisciplinary team that aggressively positions itself, through expanded technology and a depth and breadth of market knowledge, for enhanced access to federal business and funding opportunities for continued development of CSpace® technology.

“3DIcon’s volumetric 3D display technology is a great fit for the strategic direction of SCHOTT Defense,” said Scott Custer, President and CEO of SCHOTT Defense. “The technology provides us with expanded access to new markets and customers within the federal government as well as leverages the core strengths of SCHOTT in specialty glasses and advanced optics. Working together, our mutual efforts position us to successfully commercialize this breakthrough technology.”

Victor Keen, CEO of 3DIcon, added the following: “Our new partnership with SCHOTT Defense represents a major step forward for 3DIcon in the implementation of our new strategy to collaborate with larger companies that can provide us with complementary technologies and capabilities as well as credible access to funding sources within the U.S. federal government required to accelerate the commercialization of our volumetric 3D display technology. We look forward to a long and successful collaboration with SCHOTT.”

Doug Freitag, President of Bayside Materials Technology, a U.S. federal government business development company that has been working with both SCHOTT and 3DIcon, had this to say: “From the beginning of my involvement with 3DIcon, the synergy and strategic fit between these two companies was both obvious and compelling. The 3DIcon 3D display technology is expected to deliver higher performance at lower risk than most, if not all, of the 3D display technologies that have received significant federal funding to date. In addition to the applications within the federal government that are based on 3D data captured via satellite, radar, sonar, LIDAR, and other imaging systems, there also appear to be significant opportunities for this technology to visualize big data for multiple organizations within the Department of Defense and civilian agencies.”

About 3DIcon Corporation

3DIcon Corporation (the “Company”, “3DIcon”, “we”, “us” or “our”) is a developer of projection 3D display technologies. The Company’s patented volumetric 3D display technology, CSpace®, is being developed to produce 360-degree viewable, high-resolution, color images, and is intended for use in government and industrial applications such as air traffic control, medical imaging, automotive & aerospace design, geological visualization, weather visualization, battle space visualization, and cargo / baggage / people scan visualization. The Company also sells a software product, Pixel Precision®, a simple-to-use image creation / manipulation tool for engineers developing systems based on Texas Instruments' DLP® line of products. For more information please visit www.3dicon.net.

The 3DIcon Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7750

About SCHOTT Defense

SCHOTT has been supplying the U.S. defense market with advanced technologies for over 40 years. The company’s product range, ready to serve the defense and security industries, includes fiber optics, optical and filter glasses, glass and glass-ceramic for armor, and hermetic packages for protecting sensitive electronic components.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation

Judy Keating

918-494-0509